Exhibit 99.1

Sentinel Energy Services Inc.

PRO FORMA BALANCE SHEET

	As of
	November 7, 2017	Pro Forma Adjustments		As Adjusted
ASSETS:		(unaudited)		(unaudited)
Current assets:
Current assets - Cash	$1,854,264	$-		$1,854,264

Cash held in Trust Account	300,000,000	45,000,000	a	345,000,000
		900,000	b
		(900,000)	c

Total assets	$301,854,264	$45,000,000		$346,854,264

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current liabilities - Accrued formation and offering costs	$573,818	$-		$573,818
Advances from related party	133,619	-		133,619
Total Current Liabilities	707,437	-		707,437

Deferred underwriting compensation	10,500,000	1,575,000	d	12,075,000
Total liabilities	11,207,437	1,575,000		12,782,437

Commitments and contingencies

Class A ordinary shares subject to possible redemption; 28,564,682 and 32,907,182 shares, actual and adjusted	285,646,820	43,425,000	e	329,071,820

Shareholders’ equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-		-
Class A ordinary shares, $0.0001 par value, 200,000,000 shares authorized, 1,435,318 shares issued and outstanding and 1,592,818 as adjusted (excluding 28,564,682 and 32,907,182 shares, actual and adjusted, subject to possible redemption)	144	450	a	159
		(435)	e
Class B ordinary shares, $0.0001 par value, 20,000,000 shares authorized, 8,625,000 shares issued and outstanding	863			863
Additional paid-in capital	5,016,926	44,999,550	a	5,016,911
		900,000	b
		(900,000)	c
		(1,575,000)	d
		(43,424,565)	e
Accumulated deficit	(17,926)			(17,926)
Total shareholders’ equity	5,000,007	-		5,000,007
Total liabilities and shareholders’ equity	$301,854,264	$45,000,000		$346,854,264

F-1

SENTINEL ENERGY SERVICES INC.

NOTE TO PRO FORMA BALANCE SHEET

(unaudited)

NOTE 1 - CLOSING OF OVERALLOTMENT OPTION AND ADDITIONAL PRIVATE PLACEMENT

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of the Sentinel Energy Services Inc. (the "Company") as of November 7, 2017, adjusted for the closing of the underwriters’ overallotment option and related transactions which occurred on November 9, 2017 as described below.

On November 9, 2017, the Company consummated the closing of the sale of 4,500,000 additional shares of the Company’s Class A ordinary shares, $0.0001 par value at a price of $10 per unit (the “Units”) upon receiving notice of the underwriters’ election to fully exercise their overallotment option (“Overallotment Units”), generating additional gross proceeds of $45 million and incurred additional offering costs of $2.48 million in underwriting fees. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 600,000 Private Placement Warrants to Sentinel Management Holdings, LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $900,000. Of the additional $2.48 million in underwriting fees, $1.58 million is deferred until the completion of the Company’s initial business combination.

Pro forma adjustments to reflect the exercise of the underwriters’ overallotment option are as follows:

	Pro forma entry
a.	Cash held in Trust Account	45,000,000
	Class A Ordinary shares		450
	Additional paid-in capital		44,999,550
	To record sale of 4,500,000 Overallotment Units at $10.00 per Unit.

b.	Cash held in Trust Account	900,000
	Additional paid-in capital		900,000
	To record sale of 600,000 Warrants at $1.50 per warrant.

c.	Additional paid-in capital	900,000
	Cash held in Trust Account		900,000
	To record payment of 2% of cash underwriting fee on overallotment option.

d.	Additional paid-in capital	1,575,000
	Deferred underwriting compensation		1,575,000
	To record the liability for deferred underwriting compensation on overallotment option.

e.	Class A Ordinary shares	435
	Additional paid-in capital	43,424,565
	Class A Ordinary shares subject to conversion		43,425,000
	To restore total equity above $5,000,001.

F-2